CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement dated on or about March 30, 2010 on Form S-8 pertaining to the Stock Option Plan of White Mountain Titanium Corporation (An Exploration Stage Company) of our auditors’ report dated March 22, 2010 with respect to the consolidated financial statements of White Mountain Titanium Corporation, included in its Annual Report (10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

“Smythe Ratcliffe LLP” (signed)

Chartered Accountants

Vancouver, Canada
March 30, 2010